Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-81706, No. 33-62645, No. 333-35118 and No. 333-69690 on Form S-8 of our reports dated April 15, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of REX American Resources Corporation and subsidiaries (“the Company”) (which reports express an unqualified opinion and refer to the report of other auditors, and included an explanatory paragraph regarding the Company’s retrospective application of Accounting Standards Codification (ASC) 810, Consolidation, for non-controlling interests, which became effective February 1, 2009, the retrospective presentation of the Company’s retail business as discontinued operations, and deconsolidation of the assets and liabilities of a significant subsidiary as of January 31, 2011), and the effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2011.

/S/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

April 15, 2011